PIMCO CODE OF ETHICS

Effective February 15, 2006

INTRODUCTION

General Principles

This Code of Ethics (“Code”) is based on the principle that you, as a director, officer or other Advisory Employee of Pacific Investment Management Company LLC (“PIMCO”), owe a
fiduciary duty to, among others, the shareholders of Funds and other clients (together with the
Funds, the “Advisory Clients”) for which PIMCO serves as an advisor or sub-advisor.
Accordingly, you must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interests of our Advisory Clients.

At all times, you must observe the following general rules:

1.	You must place the interests of our Advisory Clients first. In other words, as a fiduciary you must scrupulously avoid serving your own personal interests ahead of the interests of our Advisory Clients. You must adhere to this general fiduciary principle as well as comply with the Code’s specific provisions.
Technical compliance with the Code’s procedures will not automatically insulate from scrutiny any trades that indicate an abuse of your fiduciary duties or that create an appearance of such abuse. PIMCO expects that, in your personal trading activities, as in your other activities, you will behave in an ethical manner that is consistent with PIMCO’s dedication to fundamental principals of openness, integrity, honesty and trust.

Your fiduciary obligation applies not only to your personal trading activities but also to actions taken on behalf of Advisory Clients. In particular, you may not cause an Advisory Client to take action, or not to take action, for your personal benefit rather than the benefit of the Advisory Client. For example, you would violate this Code if you caused an Advisory Client to purchase a Security or
Futures Contract you owned for the purpose of increasing the value of that
Security or Futures Contract. If you are a portfolio manager or an employee who provides information or advice to a portfolio manager or helps execute a portfolio manager’s decisions, you would also violate this Code if you made a personal investment in a Security or Futures Contract that might be an appropriate investment for an Advisory Client without first considering the Security or
Futures Contract as an investment for the Advisory Client.

Similarly, PIMCO expects you to respect and to protect the confidentiality of material non-public information about our Advisory Clients. PIMCO has adopted
Policies and Procedures Applicable to the Disclosure of Information Regarding
the Portfolio Holdings of the Funds that PIMCO Advises. You are required to comply with those policies and procedures, which are incorporated into this Code and attached hereto as Appendix II. Violations of those policies and procedures may be sanctioned under the provisions of this Code.

2.	You must conduct all of your personal Investment Transactions in full compliance with this Code, the Allianz Global Investors of America L.P.
(“AGI”) Insider Trading Policy and Procedures (the “AGI Insider Trading
Policy”) and applicable federal securities laws, and in such a manner as to avoid any actual or potential conflict of interest or any abuse of your position of trust and responsibility. PIMCO encourages you and your family to develop personal investment programs. However, those investment programs must remain within boundaries reasonably necessary to ensure that appropriate safeguards exist to protect the interests of our Advisory Clients and to avoid even the appearance of unfairness or impropriety. Accordingly, you must comply with the policies and procedures set forth in this Code under the heading PERSONAL
INVESTMENT TRANSACTIONS and you must comply with the policies and procedures set forth in the AGI Insider Trading Policy, which is attached to this
Code as Appendix III. Doubtful situations should be resolved in favor of our
Advisory Clients and against your personal trading.

3.	You must not take inappropriate advantage of your position. The receipt of investment opportunities, perquisites, gifts or gratuities from persons seeking business with PIMCO directly or on behalf of an Advisory Client could call into question the independence of your business judgment. Accordingly, you must comply with the policies and procedures set forth in this Code under the heading
GIFTS AND SERVICE AS A DIRECTOR. Doubtful situations should be resolved against your personal interest.

The General Scope Of The Code’s
Applications To Personal Investment Activities

The Code reflects the fact that PIMCO specializes in the management of fixed income portfolios. The vast majority of assets PIMCO purchases and sells on behalf of its Advisory
Clients consist of corporate debt Securities, U.S. and foreign government obligations, mortgage-
backed and asset-backed Securities, money market instruments, foreign currencies, and futures contracts and options with respect to those instruments. For its StocksPLUS portfolios, PIMCO also purchases futures and options on the S & P 500 index and, on rare occasions, may purchase or sell baskets of the stocks represented in the S & P 500 index. For its Convertible portfolios and other Advisory Clients, PIMCO purchases convertible securities that may be converted or exchanged into underlying shares of common stock. Other PIMCO Funds may also invest in convertible securities. The Convertible portfolios and other Advisory Clients may also invest a portion of their assets in common stocks.

Rule 17j-1 under the Investment Company Act and Rule 204A-1 under the Investment
Advisers Act require reporting of all personal transactions in Securities (other than certain
Exempt Securities) by certain persons, whether or not they are Securities that might be purchased or sold by PIMCO on behalf of its Advisory Clients. The Code implements those reporting requirements as well as additional reporting requirements that PIMCO has adopted in light of regulatory developments regarding trading in mutual fund shares.

However, since the purpose of the Code is to avoid conflicts of interest arising from personal trading activities in Securities and other instruments that are held or might be acquired on behalf of our Advisory Clients, this Code only places restrictions on personal trading activities in such investments. As a result, this Code does not place restrictions (beyond reporting) on personal trading in most individual equity Securities. Although equities are
Securities, they are not purchased or sold by PIMCO on behalf of the vast majority of PIMCO’s
Advisory Clients and PIMCO has established special procedures to avoid conflicts of interest that might otherwise arise from personal trading in such equity securities. On the other hand, this Code does require reporting and restrict trading in certain Futures Contracts that, although they are not Securities, are instruments in which PIMCO frequently trades for many of its
Advisory Clients.

This Code applies to PIMCO’s officers and directors as well as to all of its Advisory
Employees. The Code recognizes that portfolio managers and the investment personnel who provide them with advice and who execute their decisions occupy more sensitive positions than other Advisory Employees and that it is appropriate to subject their personal investment activities to greater restrictions.

The Organization Of The Code

The remainder of this Code is divided into three sections. The first section concerns
Personal Investment Transactions. The second section describes the restrictions on Gifts And
Service As A Director. The third section summarizes the methods for ensuring Compliance under the Code. In addition, the following Appendices are also a part of this Code:

I.	Definitions of Capitalized Terms
II.	PIMCO Policies and Procedures Applicable to the Disclosure of Information Regarding
the Portfolio Holdings of the Funds that PIMCO Advises
III.	The AGI Insider Trading Policy
IV.	Form for Acknowledgment of Receipt of this Code
V.	Form for Annual Certification of Compliance with this Code
VI.	Form for Initial Report of Accounts
VII.	Form for Quarterly Report of Investment Transactions
VIII.	Form for Annual Holdings Report
IX.	Preclearance Request Form
X.	Preclearance Request Form for an Investment Transaction in a PIMCO Closed End Fund
XI.	Preclearance of AGI Closed End Fund Transaction Form
XII.	PIMCO Compliance Officers

Questions

Questions regarding this Code should be addressed to a Compliance Officer listed on
Appendix XII.

PERSONAL INVESTMENT TRANSACTIONS

In General

Subject to the limited exceptions described below, you are required to report all
Investment Transactions in Securities and Futures Contracts made by you, a member of your
Immediate Family or a trust in which you have an interest, or on behalf of any account in which you have an interest or which you direct. In addition, you must preclear certain Investment
Transactions in Securities and Futures Contracts that PIMCO holds or may acquire on behalf of an Advisory Client, including certain Investment Transactions in Related
Securities.

The details of these reporting and preclearance requirements are described below. This
Code uses a number of acronyms and capitalized terms, e.g. AGI, AGI Closed End Fund,[1]
AGID, Advisory Client, Advisory Employee, Beneficial Ownership, Closed End Fund, Code,
Compliance Officer, Designated Security, Duplicate Broker Reports, ETF, Exempt Security,
Fixed Income Security, Fund, Futures Contract, Immediate Family, Initial Public Offering,
Insider Trading Policy, Investment Company Act, Investment Transaction, Money Market Fund,
Mutual Fund, Mutual Fund Security, Personal Account, PIMCO, PIMCO Closed End Fund,
Portfolio Employee, Private Placement, Qualified Foreign Government, Related Account,
Related Security, Relevant Debt Security, Reportable Fund, and Security. The definitions of these acronyms and capitalized terms are set forth in Appendix I. To understand your responsibilities under the Code, it is important that you review and understand the definitions in Appendix I.

Reporting Obligations

Notification Of Reporting Obligations

As an Advisory Employee, you are required to report accounts and Investment
Transactions in accordance with the requirements of this Code.

Use Of Broker-Dealers And Futures Commission Merchants

Unless you are an independent director, you must use a registered broker-dealer or registered futures commission merchant to engage in any purchase or sale of a publicly-traded
Security or Publicly-Traded Futures Contract. This requirement also applies to any purchase or sale of a publicly-traded Security or of a Publicly-Traded Futures Contract in which you have, or

1	Note that many AGI Closed End Funds are subadvised by PIMCO. Investment Transactions in such
Closed End Funds are subject to the AGI preclearance procedures described on pages 9 and 10.

by reason of an Investment Transaction will acquire, a Beneficial Ownership interest. Thus, as a general matter, any Investment Transaction in publicly-traded Securities or Publicly-Traded
Futures Contracts by members of your Immediate Family will need to be made through a registered broker-dealer or futures commission merchant. For transactions involving a Mutual
Fund Security that may be sold directly by a Mutual Fund, you may transact purchases or sales of these shares with the Mutual Fund’s transfer agent or other designated entity.

Initial Report

Within 10 days after commencing employment or within 10 days of any event that causes you to become subject to this Code (e.g. promotion to a position that makes you an Advisory
Employee), you shall supply to a Compliance Officer copies of the most recent statements for each and every Personal Account and Related Account that holds or is likely to hold a Security or a Futures Contract in which you have a Beneficial Ownership interest, as well as copies of confirmations for any and all Investment Transactions subsequent to the effective date of those statements. These documents shall be supplied to the Compliance Officer by attaching them to the form appended hereto as Appendix VI.

On that same form you shall supply the name of any broker, dealer, transfer agent, bank or futures commission merchant and the number for any Personal Account and Related Account that holds or is likely to hold a Security or a Futures Contract in which you have a Beneficial
Ownership interest for which you cannot supply the most recent account statement. You shall also certify, where indicated on the form, that the contents of the form and the documents attached thereto disclose all such Personal Accounts and Related Accounts.

In addition, you shall also supply, where indicated on the form, the following information for each Security or Futures Contract in which you have a Beneficial Ownership interest, to the extent that this information is not available from the statements attached to the form:

1.	A description of the Security or Futures Contract, including, as applicable, its name, title, interest rate, maturity date, exchange ticker symbol or CUSIP number;

2.	The quantity (e.g., in terms of numbers of shares, units or contracts) and principal amount (in dollars) of the Security or Futures Contract; and

3.	The name of any broker, dealer, transfer agent, bank or futures commission merchant with which you maintain an account in which the Security or Futures
Contract is held.

The information contained in your Initial Report (Appendix VI) and in the statements and other documents attached to that form must be current as of a date not more than 45 days prior to the date upon which you become an Advisory Employee. You must sign and date your Initial
Report.

New Accounts

Immediately upon the opening of a new Personal Account or a Related Account that holds or is likely to hold a Security or a Futures Contract, you shall supply a Compliance Officer with the name of the broker, dealer, transfer agent, bank or futures commission merchant for that account, the identifying number for that Personal Account or Related Account, and the date the account was established.

Timely Reporting Of Investment Transactions

You must cause each broker, dealer, transfer agent, bank or futures commission merchant that maintains a Personal Account or a Related Account that holds a Security or a Futures
Contract in which you have a Beneficial Ownership interest to provide to a Compliance Officer, on a timely basis, duplicate copies of trade confirmations of all Investment Transactions in that account and of periodic statements for that account (“Duplicate Broker Reports”).

In addition, you must report to a Compliance Officer, on a timely basis, any Investment
Transaction in a Security or a Futures Contract in which you have or acquired a Beneficial
Ownership interest that was established without the use of a broker, dealer, transfer agent, bank or futures commission merchant.

Quarterly Certifications And Reporting

At the end of the first, second and third calendar quarters, a Compliance Officer will provide you with a list of all accounts that you have previously identified to PIMCO as a
Personal Account or a Related Account that holds or is likely to hold a Security or a Futures
Contract. Within 30 days after the end of that calendar quarter, you shall make any necessary additions, corrections or deletions to that list and return it to a Compliance Officer with a certification that: (a) the list, as modified (if necessary), represents a complete list of the
Personal Accounts and Related Accounts that hold Securities or Futures Contracts in which you have or had a Beneficial Ownership interest and for which PIMCO should have received or will receive timely Duplicate Broker Reports for the calendar quarter just ended, and (b) the broker, dealer, transfer agent, bank or futures commission merchant for each account on the list has been instructed to send a Compliance Officer timely Duplicate Broker Reports for that account no later than 30 days after the end of that calendar quarter.

You shall provide, on a copy of the form attached hereto as Appendix VII, the following information for each Investment Transaction during the calendar quarter just ended, to the extent that the Duplicate Broker Reports for that calendar quarter did not supply or will not supply this information to PIMCO within 30 days after the close of the calendar quarter:

1.	The date of the Investment Transaction;

2.	A description of the Security or Futures Contract, including, as applicable, its name, title, interest rate, maturity date, exchange ticker symbol or CUSIP number;

3.	The quantity (e.g., in terms of numbers of shares, units or contracts) and principal amount (in dollars) of each Security or Futures Contract involved;

4.	The nature of the Investment Transaction (i.e., purchase, sale or any other type of acquisition or disposition);

5.	The price of the Security or Futures Contract at which the transaction was effected; and

6.	The name of the broker, dealer, transfer agent, bank, or futures commission merchant with or through which the Investment Transaction was effected.

You shall provide similar information for the fourth calendar quarter on a copy of the form attached hereto as Appendix VIII, which form shall also be used for the Annual Holdings
Report described below. You must sign and date each of your Quarterly Reports.

Annual Holdings Reports

At the end of each calendar year, a Compliance Officer will promptly provide to you a list of all accounts that you have previously identified to PIMCO as a Personal Account or a
Related Account that held or was likely to hold a Security or a Futures Contract during that calendar year. Within 30 days after the end of that calendar year, you shall make any necessary additions, corrections or deletions to that list and return it to a Compliance Officer with a certification that: (a) the list, as modified (if necessary), represents a complete list of the
Personal Accounts and Related Accounts that held Securities or Futures Contracts in which you had a Beneficial Ownership interest as of the end of that calendar year and for which PIMCO should have received or will receive an account statement of holdings as of the end of that calendar year, and (b) the broker, dealer, transfer agent, bank or futures commission merchant for each account on the list has been instructed to send a Compliance Officer such an account statement.

You shall provide, on a copy of the form attached hereto as Appendix VIII, the following information for each Security or Futures Contract in which you had a Beneficial Ownership interest, as of the end of the previous calendar year, to the extent that the previously referenced account statements have not supplied or will not supply this information to PIMCO:

1.	A description of the Security or Futures Contract, including, as applicable, its name, title, interest rate, maturity date, exchange ticker symbol or CUSIP number;

2.	The quantity (e.g., in terms of numbers of shares, units or contracts) and principal amount (in dollars) of each Security or Futures Contract in which you had any
Beneficial Ownership interest; and

3.	The name of any broker, dealer, transfer agent, bank or futures commission merchant with which you maintain an account in which any such Security or
Futures Contract has been held or is held for your benefit.

The information contained in your Annual Holdings Report (Appendix VIII) and in the statements and other documents attached to or referenced in that form must be current as of a date not more than 45 days prior to the date that report is submitted to PIMCO. You must sign and date your Annual Holdings Report.

In addition, you shall also provide on your Annual Holdings Report (Appendix VIII)
your Investment Transaction information for the fourth quarter of the calendar year just ended.
This information shall be of the type and in the form required for the quarterly reports described above.

All of the Reporting Obligations described above shall apply to Mutual Fund Securities
(other than Money Market Funds) and Exchange-Traded Funds (“ETFs”) in which you have a Beneficial Ownership interest.

Related Accounts

The reporting and certification obligations described above also apply to any Related
Account (as defined in Appendix I) and to any Investment Transaction in a Related Account.

It is important for you to recognize that the definitions of “Related Account” and
“Beneficial Ownership” in Appendix I may require you to provide, or to arrange for the broker, dealer, transfer agent, bank or futures commission merchant to furnish, copies of reports for any account used by or for a member of your Immediate Family or a trust in which you or a member of your Immediate Family has any vested interest, as well as for any other accounts in which you may have the opportunity, directly or indirectly, to profit or share in the profit derived from any
Investment Transaction in that account.

Exemptions From Reporting

You need not report Investment Transactions in any account over which neither you nor an Immediate Family Member has or had any direct or indirect influence or control.

You also need not report Investment Transactions in Exempt Securities (as defined in
Appendix I) nor need you furnish, or require a broker, dealer, transfer agent, bank or futures commission merchant to furnish, copies of confirmations or periodic statements for accounts that hold only Exempt Securities. This exemption from reporting shall end immediately, however, at such time as there is an Investment Transaction in that account in a Futures Contract or in a
Security that is not an Exempt Security.

Prohibited Investment Transactions

Initial Public Offerings of Equity Securities

No Advisory Employee may acquire Beneficial Ownership of any equity Security in an
Initial Public Offering.

Private Placements and Initial Public Offering of Debt Securities

You may not acquire a Beneficial Ownership interest in any Security through a Private
Placement (or subsequently sell it), or acquire a Beneficial Ownership interest in any Fixed
Income Security in an Initial Public Offering unless you have received the prior written approval of a Compliance Officer listed on Appendix XII. Approval will not be given unless a determination is made that the investment opportunity should not be reserved for one or more
Advisory Clients, and that the investment opportunity has not been offered to you by virtue of your position with PIMCO.

If, after receiving the necessary approval, you have acquired a Beneficial Ownership interest in a Fixed Income Security through an Initial Public Offering or in a Security through a
Private Placement, you must disclose that investment when you play a part in any consideration of any investment by an Advisory Client in the issuer of that Security, and any decision to make such an investment must be independently reviewed by a portfolio manager who does not have a Beneficial Ownership interest in any Security of that issuer.

Allianz AG

You may not engage in any Investment Transaction in Securities of Allianz AG, except during the trading windows applicable to such transactions, as set forth below under “Blackout
Periods.”

Preclearance

All Investment Transactions in Securities and Futures Contracts in a Personal Account or
Related Account, or in which you otherwise have or will acquire a Beneficial Ownership interest, must be precleared by a Compliance Officer unless an Investment Transaction, Security or Futures Contract falls into one of the following categories that are identified as “exempt from preclearance.”

Preclearance Procedure

Preclearance shall be requested by completing and submitting a copy of the applicable preclearance request form attached hereto as Appendix IX (or, in the case of an Investment
Transaction in a PIMCO Closed End Fund, Appendix X, or, in the case of an Investment
Transaction in an AGI Closed End Fund, Appendix XI) to a Compliance Officer. No Investment
Transaction subject to preclearance may be effected prior to receipt of written authorization of the transaction by a Compliance Officer. The authorization and the date of authorization will be reflected on the preclearance request form. Unless otherwise specified, that authorization shall be effective, unless revoked, until the earlier of: (a) the close of business on the day the authorization is given, or (b) until you discover that the information on the preclearance request form is no longer accurate. In the case of a request for preclearance of a limit order, a new request for preclearance must be submitted if your order is not filled by the close of business on the day the authorization is given.

The Compliance Officer from whom authorization is sought may undertake such investigation as he or she considers necessary to determine that the Investment Transaction for which preclearance has been sought complies with the terms of this Code and is consistent with the general principles described at the beginning of the Code.

Before deciding whether to authorize an Investment Transaction in a particular Security or Futures Contract, the Compliance Officer shall determine and consider, based upon the information reported or known to that Compliance Officer, whether within the most recent 15 days the Security, the Futures Contract or any Related Security: (a) is or has been held by an
Advisory Client, or (b) is being or has been considered for purchase by an Advisory Client. The
Compliance Officer shall also determine whether there is a pending buy or sell order in the same
Security or Futures Contract, or in a Related Security, on behalf of an Advisory Client. If such an order exists, authorization of the personal Investment Transaction shall not be given until the
Advisory Client’s order is executed or withdrawn. This prohibition may be waived by a
Compliance Officer if he or she is convinced that: (a) your personal Investment Transaction is necessary, (b) your personal Investment Transaction will not adversely affect the pending order of the Advisory Client, and (c) provision can be made for the Advisory Client trade to take precedence (in terms of price) over your personal Investment Transaction.

For an Investment Transaction in an AGI Closed End Fund, you must complete and submit the preclearance request form attached hereto as Appendix XI and comply with the AGI
Policy for Transactions in Closed End Funds that may be found on the Legal and Compliance page of the PIMCO intranet site. In determining whether to preclear such an Investment
Transaction, the Compliance Officer shall coordinate with the AGI Fund Administration Group.
A list of AGI Closed End Funds (many of which are subadvised by PIMCO) may be found in
Appendix I (as part of the definition of “AGI Closed End Fund”) or on the Legal and
Compliance page of the PIMCO intranet site.

Exemptions From Preclearance

Preclearance shall not be required for the following Investment Transactions, Securities and Futures Contracts. They are exempt only from the Code’s preclearance requirement, and, unless otherwise indicated, remain subject to the Code’s other requirements, including its reporting requirements.

Investment Transactions Exempt From Preclearance

Preclearance shall not be required for any of the following Investment Transactions:

1.	Any transaction in a Security or Futures Contract in an account that is managed or held by a broker, dealer, bank, futures commission merchant, investment advisor, commodity trading advisor or trustee and over which you do not exercise investment discretion, have notice of transactions prior to execution, or otherwise have any direct or indirect influence or control. There is a presumption that you can influence or control accounts held by members of your Immediate Family sharing the same household. This presumption may be rebutted only by convincing evidence.

2.	Purchases of Securities under dividend reinvestment plans.

3.	Purchases of Securities by exercise of rights issued to the holders of a class of
Securities pro rata, to the extent they are issued with respect to Securities in which you have a Beneficial Ownership interest.

4.	Acquisitions or dispositions of Securities as the result of a stock dividend, stock split, reverse stock split, merger, consolidation, spin-off or other similar corporate distribution or reorganization applicable to all holders of a class of Securities in which you have a Beneficial Ownership interest.

Securities Exempt From Preclearance Regardless Of Transaction Size

Preclearance shall not be required for an Investment Transaction in the following
Securities or Related Securities, regardless of the size of that transaction:

1.	All Exempt Securities as defined in Appendix I, i.e., U.S. Government Securities, shares in Money Market Funds, and high quality short-term debt instruments.

2.	All Mutual Fund Securities as defined in Appendix I.

3.	All Closed End Funds and rights distributed to shareholders in Closed End Funds other than any AGI Closed End Fund, PIMCO Closed End Fund or Closed End
Fund that is a Designated Security.

4.	All options on any index of equity Securities.

5.	All Fixed Income Securities issued by agencies or instrumentalities of, or unconditionally guaranteed by, the Government of the United States.

6.	All options on foreign currencies or baskets of foreign currencies (whether or not traded on an exchange or board of trade).

7.	Except for Designated Securities (as defined in Appendix I and discussed below), all equity Securities and ETFs or options, warrants or other rights to equity Securities or ETFs.

Securities Exempt from Preclearance Depending On Transaction Size

Preclearance shall not be required for an Investment Transaction in the following
Securities or Related Securities if they do not exceed the specified transaction size thresholds
(which thresholds may be increased or decreased by PIMCO upon written notification to employees in the future depending on the depth and liquidity of the markets for these Fixed
Income Securities):

1.	Purchases or sales of up to $1,000,000 (in market value or face amount, whichever is lesser) per calendar month per issuer of Fixed Income Securities issued by a Qualified Foreign Government.

2.	Purchases or sales of the following dollar values (measured in market value or face amount, whichever is lesser) of corporate debt Securities, mortgage-backed and other asset-backed Securities, taxable or tax-exempt state, local and municipal Fixed Income Securities, structured notes and loan participations, foreign government debt Securities issued by non-qualified foreign governments, or debt Securities issued by an international agency or a supranational agency
(hereinafter collectively referred to as “Relevant Debt Securities”):

	a.	Purchases or sales of up to $100,000 per calendar month per issuer if the original issue size of any Relevant Debt Security being purchased or sold was less than $50 million;

	b.	Purchases or sales of up to $500,000 per calendar month per issuer if the original issue size of any Relevant Debt Security being purchased or sold was at least $50 million but less than $100 million; or

	c.	Purchases or sales of up to $1,000,000 per calendar month per issuer if the original issue size of any Relevant Debt Security being purchased or sold was at least $100 million.

Preclearance of Designated Securities

If a Compliance Officer receives notification, from a Portfolio Employee or otherwise, that an equity Security or a Closed End Fund or an option, warrant or other right to such an equity Security or Closed End Fund is held by an Advisory Client or is being considered for purchase or sale by PIMCO on behalf of one or more of its Advisory Clients, the Compliance
Officer will send you an e-mail message or similar transmission notifying you that this equity
Security, Closed End Fund or option, warrant or other right to that equity Security or Closed End
Fund is now a “Designated Security.” A current list of Designated Securities (if any) will also be available on the Legal and Compliance page of the PIMCO intranet site. You must preclear any Investment Transaction in a Designated Security or a Related Security during the period when that designation is in effect.

Futures Contracts Exempt From Preclearance Regardless Of Transaction Size

Preclearance shall not be required for an Investment Transaction in the following Futures
Contracts, regardless of the size of that transaction (as indicated in Appendix I, for these purposes a “Futures Contract” includes a futures option):

1.	Currency Futures Contracts.

2.	U.S. Treasury Futures Contracts.

3.	Eurodollar Futures Contracts.

4.	Futures Contracts on any index of equity Securities.

5.	Futures Contracts on physical commodities or indices thereof (e.g., contracts for future delivery of grain, livestock, fiber or metals, whether for physical delivery or cash).

6.	Privately-Traded Contracts.

Futures Contracts Exempt From Preclearance Depending On Transaction Size

Preclearance shall not be required for an Investment Transaction in the following Futures
Contracts if the total number of contracts purchased or sold during a calendar month does not exceed the specified limitations:

1.	Purchases or sales of up to 50 Publicly-Traded Futures Contracts to acquire
Fixed Income Securities issued by a particular Qualified Foreign Government.

2.	Purchases or sales of up to 10 of each other individual Publicly-Traded
Futures Contract if the open market interest for such Futures Contract as reported in The Wall Street Journal on the date of your Investment Transaction
(for the previous trading day) is at least 1,000 contracts. Examples of Futures
Contracts for which this exemption would be available include a Futures Contract on a foreign government debt Security issued by a non-qualified foreign government as well as a 30-day Federal Funds Futures Contract.

For purposes of these limitations, a Futures Contract is defined by its expiration month.
For example, you need not obtain preclearance to purchase 50 December Futures Contracts on
German Government Bonds and 50 March Futures Contracts on German Government Bonds.
Similarly, you may roll over 10 September Fed Funds Futures Contracts by selling those 10 contracts and purchasing 10 October Fed Funds Futures Contracts since the contracts being sold and those being purchased have different expiration months. On the other hand, you could not purchase 10 January Fed Funds Future Contracts if the open interest for those contracts was less than 1,000 contracts, even if the total open interest for all Fed Funds Futures Contracts was greater than 1,000 contracts.

Additional Exemptions From Preclearance

PIMCO’s Chief Compliance Officer, in consultation with PIMCO’s Chief Legal Officer, may exempt other classes of Investment Transactions, Securities or Futures Contracts from the
Code’s preclearance requirement upon a determination that they do not involve a realistic possibility of violating the general principles described at the beginning of the Code.

Preclearance Required

Given the exemptions described above, preclearance shall be required for Investment
Transactions in:

1.	Designated Securities.

2.	Relevant Debt Securities in excess of the per calendar month per issuer thresholds specified for purchases or sales of those Securities in paragraph 2 under
“Securities Exempt from Preclearance Depending on Transaction Size.”

3.	More than $1,000,000 per calendar month in debt Securities of a Qualified
Foreign Government.

4.	Related Securities that are exchangeable for or convertible into one of the
Securities requiring preclearance under (1), (2), or (3) above.

5.	More than 50 Publicly-Traded Futures Contracts per calendar month to acquire
Fixed Income Securities issued by a particular Qualified Foreign Government.

6.	More than 10 of any other individual Publicly-Traded Futures Contract or any
Publicly-Traded Futures Contract for which the open market interest as reported in The Wall Street Journal on the date of your Investment Transaction (for the previous trading day) is less than 1,000 contracts, unless the Futures Contract is exempt from preclearance regardless of transaction size.

7.	Any other Security or Publicly-Traded Futures Contract that is not within the
“exempt” categories listed above.

8.	Any PIMCO Closed End Fund.

9.	Any AGI Closed End Fund.

Holding Periods for Certain Investments

An Advisory Employee may not, within 60 calendar days, purchase and sell, or sell and purchase, the same Fixed Income Security or Related Security in any account(s) in which the
Advisory Employee has a Beneficial Ownership interest.

An Advisory Employee may not, within 6 months, purchase and sell, or sell and purchase, shares of an AGI Closed End Fund subadvised by PIMCO or shares of a PIMCO
Closed End Fund in any account(s) in which the Advisory Employee has a Beneficial
Ownership interest. Pursuant to the AGI Policy for Transactions in AGI Closed End Funds (a
copy of which may be found on the Legal and Compliance page of the PIMCO intranet site), the minimum holding period for an AGI Closed End Fund not subadvised by PIMCO is 60 calendar days.

As described below, different minimum holding periods apply to Investment
Transactions in Mutual Fund Securities (which do not include Closed End Funds).

A Portfolio Employee may not, within 60 calendar days, purchase and sell, or sell and purchase, the same Designated Security or Related Security in any account(s) in which the
Portfolio Employee has a Beneficial Ownership interest.

These minimum holding periods do not apply to Investment Transactions in U.S.
Government Securities, most equity Securities, shares of Money Market Funds, index options or
Futures Contracts nor do they apply to a purchase or sale in connection with one of the four categories of Investment Transactions Exempt From Preclearance described above, including purchases of Securities under a dividend reinvestment plan.

Blackout Periods

You may not purchase or sell a Security, a Related Security or a Futures Contract at a
time when you intend or know of another’s intention to purchase or sell that Security or Futures
Contract on behalf of any Advisory Client.

As noted previously in the description of the Preclearance Process, a Compliance Officer
may not preclear an Investment Transaction in a Security or a Futures Contract at a time when there is a pending buy or sell order in the same Security or Futures Contract, or a Related
Security, until that order is executed or withdrawn.

These prohibitions do not apply to Investment Transactions in any Futures Contracts that are exempt from preclearance regardless of transaction size.

Special Blackout Periods apply to Investment Transactions in AGI Closed End Funds
(see the AGI Policy for Transactions in AGI Closed End Funds, a copy of which may be found on the Legal and Compliance page of the PIMCO intranet site).

You are not permitted to purchase or sell shares of Allianz AG during any designated blackout period. A blackout period starts six weeks prior to the release of Allianz AG annual financial statements and two weeks prior to the release of Allianz AG quarterly results. These blackout periods also apply to the exercise of cash settled options or any kind of rights granted under compensation or incentive programs that completely or in part refer to Allianz AG.

Transactions In Mutual Fund Securities

Reporting of Mutual Fund Security Transactions

All of the Reporting Obligations described in the Code shall apply to Mutual Fund
Securities (other than Money Market Funds) in which you have a Beneficial Ownership interest.
For purposes of the Code, shares of Closed End Funds and ETFs are not considered Mutual Fund
Securities. Investment Transactions in Closed End Funds and ETFs are covered by other sections of the Code.

Holding Periods for Mutual Fund Security Transactions

An Advisory Employee may not, within 30 calendar days, purchase and sell, or sell and purchase, the same Mutual Fund Security in any account(s) in which the Advisory Employee has a Beneficial Ownership interest. This 30-day minimum holding period applies to purchases and sales of the same Mutual Fund Security regardless of whether those transactions occurred in a single account (e.g., a brokerage account, a 401(k) account, a deferred compensation account, etc.) or across multiple accounts in which the Advisory Employee has a Beneficial Ownership interest. With respect to a Mutual Fund that invests exclusively or primarily in Funds or other collective investment vehicles or pools (often referred to as a “fund of funds”), this minimum holding period applies only to the investment in the top-tier Mutual Fund. Thus, for purposes of determining compliance with this minimum holding period, an Advisory Employee is not required to “look through” a fund of funds in which he or she invests.

This minimum holding period shall not apply with respect to purchases or sales made pursuant to (1) automatic reinvestment of dividends, capital gains, income or interest received from a Mutual Fund, or (2) a periodic investment, redemption, or reallocation plan in a deferred compensation, 401(k), retirement or other account (e.g., purchases of Mutual Fund Securities every pay period in an employee’s 401(k) account). In order to rely on this exception, the investment options in the plan may not be changed more frequently than every 30 calendar days.
This minimum holding period also does not apply to a purchase or sale in connection with one of the four categories of Investment Transactions Exempt From Preclearance described above.

GIFTS AND SERVICE AS A DIRECTOR

Gifts

You may not accept any investment opportunity, gift, gratuity or other thing of more than nominal value from any person or entity that does business, or desires to do business, with
PIMCO directly or on behalf of an Advisory Client (a “Giver”). You may, however, accept gifts from a single Giver so long as the value of each gift is modest and their aggregate value does not exceed $1,000 per quarter. This includes business meals, sporting events and other entertainment events at the expense of a Giver, so long as the expense is reasonable, infrequent and both you and the Giver are present. You are expected to comply with the PIMCO Vendor,
Broker and Issuer Conduct Policy and to notify a Compliance Officer if you are the recipient of a gift, business meal, sporting event or other entertainment event whose value may exceed a guideline set forth in that Policy. If the value of a gift, meal or event exceeds such a guideline, you may be asked to pay a charity the amount of that excess.

If you are a registered representative of Allianz Global Investors Distributors LLC
(“AGID”), the aggregate annual gift value from a single Giver shall not exceed $100.00. As an
AGID representative, you are required to maintain a record of each gift, gratuity, investment opportunity or similar item, and make such record available to a Compliance Officer upon request.

Service As A Director

If you are an Advisory Employee, you may not serve on the board of directors or other governing board of a publicly traded entity, other than of a Fund for which PIMCO is an advisor or sub-advisor, unless you have received the prior written approval of the Chief Executive
Officer and the Chief Legal Officer of PIMCO. Approval will not be given unless a determination is made that your service on the board would be consistent with the interests of our Advisory Clients. If you are permitted to serve on the board of a publicly traded entity, you will be isolated from those Advisory Employees who make investment decisions with respect to the Securities of that entity, through a “Chinese Wall” or other procedures.

COMPLIANCE

                                                Delivery of The Code to All Advisory Employees

On or before the effective date of this Code, the Compliance Officers shall provide a copy of the Code to each Advisory Employee. If the Code is amended, the Compliance Officers shall provide a copy of that amendment to each Advisory Employee on or before the effective date of that amendment. On or before the commencement of each new Advisory Employee’s employment, a Compliance Officer or his/her designee shall provide a copy of the Code and of any amendments to the Code to that new Advisory Employee.

Certifications

Upon Receipt Of This Code

Upon commencement of your employment or the effective date of this Code, whichever occurs later, you shall be required to acknowledge receipt of your copy of this Code by completing and returning a copy of the form attached hereto as Appendix IV. By that acknowledgment, you will also agree:

1.	To read the Code, to make a reasonable effort to understand its provisions, and to ask questions about those provisions you find confusing or difficult to understand.

2.	To comply with the Code, including its general principles, its reporting requirements, its preclearance requirements, and its provisions regarding gifts and service as a director.

3.	To advise the members of your Immediate Family about the existence of the
Code, its applicability to their personal trading activity, and your responsibility to assure that their personal trading activity complies with the Code.

4.	To cooperate fully with any investigation or inquiry by or on behalf of a
Compliance Officer to determine your compliance with the provisions of the
Code.

In addition, your acknowledgment will recognize that any failure to comply with the
Code and to honor the commitments made by your acknowledgment may result in disciplinary action, including dismissal.

Annual Certificate Of Compliance

You are required to certify on an annual basis, on a copy of the form attached hereto as
Appendix V, that you have complied with each provision of your initial acknowledgment (see above). In particular, your annual certification will require that you certify that you have read and that you understand the Code, that you recognize you are subject to its provisions, that you complied with the requirements of the Code during the year just ended and that you have disclosed, reported, or caused to be reported all Investment Transactions required to be disclosed or reported pursuant to the requirements of the Code.

Post-Trade Monitoring

The Compliance Officers shall review the Initial Reports, Annual Holding Reports,
Quarterly Transaction Reports, Duplicate Broker Reports and other information supplied to them concerning your personal Investment Transactions so that they can detect and prevent potential violations of the Code. The Compliance Officers may also review and rely upon reports and information provided to them by third parties, including AGI. PIMCO’s Compliance Officers will perform such investigations and make such inquiries as they consider necessary to perform their post-trade monitoring function. You agree to cooperate with any such investigation and to respond to any such inquiry. You should expect that, as a matter of course, the Compliance
Officers will make inquiries regarding any personal Investment Transaction in a Security or
Futures Contract that occurs on the same day as a transaction in the same Security or Futures
Contract on behalf of an Advisory Client.

Duty to Report Violations of the Code

Each Advisory Employee is required to report any suspected violation of the Code promptly to the Chief Compliance Officer.

Waivers

PIMCO’s Chief Compliance Officer, in consultation with PIMCO’s Chief Legal Officer, may grant an individual waiver to an Advisory Employee from any requirement of this Code
(other than any requirement specified by Rule 17j-1 under the Investment Company Act or under
Rule 204A-1 under the Investment Advisers Act) if together they determine that compliance with the requirement would impose an undue burden or hardship on the Advisory Employee. The
Chief Compliance Officer shall maintain a log of each waiver granted that includes, among other things, the name of the Advisory Employee, the particular requirement of the Code to which the waiver applies, the effective date of the waiver, and a summary of the reasons why the waiver was granted.

Remedial Actions

If you violate this Code, you are subject to remedial actions, which may include, but are not limited to, full or partial disgorgement of profits, imposition of a fine, censure, demotion, suspension or dismissal, or any other sanction or remedial action required by law, rule or regulation. As part of any sanction, you may be required to reverse an Investment Transaction and to forfeit any profit or to absorb any loss from the transaction.

PIMCO’s Chief Legal Officer and Chief Compliance Officer shall have the ultimate authority to determine whether you have violated the Code and, if so, the remedial actions they consider appropriate or required by law, rule or regulation. In making their determination, the
Chief Legal Officer and the Chief Compliance Officer shall consider, among other factors, the gravity of your violation, the frequency of your violations, whether any violation caused harm or the potential of harm to any Advisory Client, your efforts to cooperate with their investigation, and your efforts to correct any conduct that led to a violation.

                                                                               - 19 -

Reports To Directors And Trustees

Reports Of Material Violations

The General Counsel of AGI and the directors or trustees of any affected Fund that is an
Advisory Client will be informed on a timely basis of any material violation of this Code.

Reports of Material Changes To The Code

PIMCO will promptly advise the directors or trustees of any Fund that is an Advisory
Client if PIMCO makes any material change to this Code.

Annual Reports

PIMCO’s management will furnish a written report annually to the General Counsel of
AGI and to the directors or trustees of each Fund that is an Advisory Client. Each report, at a minimum, will:

1.	Describe any issues arising under the Code, or under procedures implemented by
PIMCO to prevent violations of the Code, since management’s last report, including, but not limited to, information about material violations of the Code, procedures and sanctions imposed in response to such material violations, and individual waivers from any requirement of the Code; and

2.	Certify that PIMCO has adopted procedures reasonably necessary to prevent
Advisory Employees from violating the Code.

Recordkeeping

Beginning on the effective date of this Code, PIMCO will maintain the following records, which shall be available to the Securities and Exchange Commission or any representative of the
Commission at any time and from time to time for reasonable periodic, special or other examination:

1.	PIMCO’s Chief Compliance Officer shall maintain, in any easily accessible place at PIMCO’s principal office:

(a) a copy of PIMCO’s current Code and of each predecessor of that Code that was in effect at any time within the previous five (5) years;

(b) a record of any violation of the Code, and of any action taken as a result of the violation, for at least five (5) years after the end of the fiscal year in which the violation occurred;

(c) copies of all written acknowledgements of receipt of the Code for each
Advisory Employee who is currently, or within the past five years was, an
Advisory Employee;

                                                                                                          - 20 -

	(d)	a copy of each report made by an Advisory Employee pursuant to this
Code, including any Duplicate Broker Report submitted on behalf of that
Advisory Employee, for at least two (2) years after the end of the fiscal year in which that report was made or that information was provided;

	(e)	a list of the names of all persons who are currently, or within the past five
(5) years were, Advisory Employees and/or otherwise required to make reports pursuant to this Code and the names of all persons who are or were responsible for reviewing the reports of those Advisory Employees;

	(f)	a copy of each report to the General Counsel of AGI or to the directors or trustees of a Fund that is an Advisory Client for at least two (2) years after the end of the fiscal year in which that report was made;

	(g)	the log required under “Waivers” for at least five (5) years after the end of the fiscal year in which the relevant waivers were granted; and

	(h)	a record of any decision, and the reasons supporting the decision, to approve the acquisition by an Advisory Employee of a Beneficial
Ownership interest in any Security in an Initial Public Offering or in a
Private Placement for at least five (5) years after the end of the fiscal year in which such approval was granted.

2.	PIMCO shall also maintain the following additional records in an easily accessible place:

	(a)	a copy of each report made by an Advisory Employee pursuant to this
Code, including any Duplicate Broker Report submitted on behalf of that
Advisory Employee, for at least five (5) years after the end of the fiscal year in which that report was made or that information was provided; and

	(b)	a copy of each report to the General Counsel of AGI or to the directors or trustees of a Fund that is an Advisory Client for at least five (5) years after the end of the fiscal year in which that report was made.

                                                                                                       - 21 -

APPENDIX I

Definitions Of Capitalized Terms

The following definitions apply to the capitalized terms used in the Code:

AGI

The acronym “AGI” means Allianz Global Investors of America L.P.

AGI Closed End Fund

The term “AGI Closed End Fund” means any Closed End Fund identified below or on the Legal and Compliance page of the PIMCO intranet site. Advisory Employees are encouraged to check the PIMCO intranet site for changes to the list below.

AGI Closed End Funds Subadvised by PIMCO	Other AGI Closed End Funds

PIMCO California Municipal Income Fund (PCQ)	Municipal Advantage Fund (MAF)
PIMCO California Municipal Income Fund II	NFJ Dividend, Interest & Premium Strategy Fund
(PCK)	(NFJ)
PIMCO California Municipal Income Fund III	Nicholas-Applegate Convertible & Income Fund
(PZC)	(NCV)
PIMCO Corporate Income Fund (PCN)	Nicholas-Applegate Convertible & Income Fund II
(NCZ)
PIMCO Corporate Opportunity Fund (PTY)	Nicholas-Applegate International & Premium
Strategy Fund (NAI)
PIMCO Floating Rate Income Fund (PFL)
PIMCO Floating Rate Strategy Fund (PFN)
PIMCO Global StocksPLUS & Income Fund
(PGP)
PIMCO High Income Fund (PHK)
PIMCO Municipal Income Fund (PMF)
PIMCO Municipal Income Fund II (PML)
PIMCO Municipal Income Fund III (PMX)
PIMCO New York Municipal Income Fund (PNF)
PIMCO New York Municipal Income Fund II
(PNI)
PIMCO New York Municipal Income Fund III
(PYN)

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AGID

The acronym “AGID” means Allianz Global Investors Distributors LLC.

Advisory Client

The term “Advisory Client” shall have the meaning provided in the first paragraph of the
Code.

Advisory Employee

The term “Advisory Employee” means: (1) a director, officer or general partner of
PIMCO or an employee of PIMCO (or of any company in a control relationship to PIMCO): (a)
who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Security or Futures Contract by PIMCO on behalf of an Advisory Client; (b) who has access to non-public information regarding any
Advisory Client’s purchase or sale of Securities, or non-public information regarding the portfolio holdings of any Reportable Fund; (c) whose functions relate to the making of any recommendations with respect to the purchase or sale of a Security or Futures Contract by
PIMCO on behalf of an Advisory Client; or (d) who is involved in making securities recommendations to Advisory Clients, or who has access to such recommendations that are non-
public; or (2) any natural person in a control relationship to PIMCO who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of a Security by the Fund.

Beneficial Ownership

As a general matter, you are considered to have a “Beneficial Ownership” interest in a
Security or a Futures Contract if you have the opportunity, directly or indirectly, to profit or share in any profit derived from an Investment Transaction in that Security or Futures Contract.
You are presumed to have a Beneficial Ownership interest in any Security or Futures
Contract held, individually or jointly, by you or a member of your Immediate Family (as defined below). In addition, unless specifically excepted by a Compliance Officer based on a showing that your interest in a Security or a Futures Contract is sufficiently attenuated to avoid the possibility of conflict, you will be considered to have a Beneficial Ownership interest in a
Security or a Futures Contract held by: (1) a joint account to which you are a party, (2) a partnership in which you are a general partner, (3) a partnership in which you or your
Immediate Family holds a controlling interest and with respect to which Security or Futures
Contract you or your Immediate Family has investment discretion, (4) a limited liability company in which you are a manager-member, (5) a limited liability company in which you or your Immediate Family holds a controlling interest and with respect to which Security or Futures
Contract you or your Immediate Family has investment discretion, (6) a trust in which you or a member of your Immediate Family has a vested interest or serves as a trustee with investment discretion, (7) a closely-held corporation in which you or your Immediate Family holds a controlling interest and with respect to which Security or Futures Contract you or your
Immediate Family has investment discretion, or (8) any account (including retirement, pension,

                                                                                    I-2

deferred compensation or similar account) in which you or your Immediate Family has a substantial economic interest.

For purposes of this Code, “Beneficial Ownership” shall also be interpreted in a manner consistent with SEC Rule 16a-1(a)(2) (17 C.F.R. §240.16a-1(a)(2)).

Closed End Fund

The term "Closed End Fund" means (1) a collective investment vehicle or pool that is a
"Closed-End Company" as defined in Section 5(a)(2) of the Investment Company Act and registered as an investment company under the Investment Company Act, (2) a collective investment vehicle or pool that is organized or established outside of the United States which issues a fixed number of Securities which generally does not provide the right to purchase or redeem such Securities or (3) a collective investment vehicle or pool organized or established in the United States that is either excluded from the definition of “investment company” under the
Investment Company Act, or relies on an applicable exemption from registration under the
Investment Company Act and which issues a fixed number of Securities no class of which is publicly traded in the U.S., and which generally does not provide the right to purchase or redeem such Securities.

Code

The term “Code” shall have the same meaning provided in the first paragraph of the
Code.

Compliance Officer

The term “Compliance Officer” means a PIMCO Compliance Officer listed on
Appendix XII to the Code.

Designated Security

The term “Designated Security” shall mean any equity Security or Closed End Fund or an option, warrant or other right to such an equity Security or Closed End Fund designated as such by a Compliance Officer, after receiving notification, from a Portfolio Employee or otherwise, that said equity Security or Closed End Fund is held by an Advisory Client or is being considered for purchase or sale by PIMCO on behalf of one or more of its Advisory Clients. A current list of Designated Securities may be found on the Legal and Compliance page of the
PIMCO intranet site.

Duplicate Broker Reports

The term “Duplicate Broker Reports” means duplicate copies of trade confirmations of relevant Investment Transactions and of periodic statements for a relevant Personal Account or
Related Account.

                                                                                           I-3

ETF

The acronym “ETF” means an Exchange-Traded Fund.

Exempt Security

The term “Exempt Security” refers to:

1.	Direct obligations of the Government of the United States;

2.	Shares issued by open-end Funds that are Money Market Funds; and

3.	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements. For these purposes, a “high quality short-term debt instrument” means any instrument having a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating
Organization.

Fixed Income Security

The term “Fixed Income Security” shall mean a fixed income Security issued by an agency or instrumentality of, or unconditionally guaranteed by, the Government of the United States, a corporate debt Security, a mortgage-backed or other asset-backed Security, a taxable or tax-
exempt fixed income Security issued by a state or local government or a political subdivision thereof, a structured note or loan participation, a foreign government debt Security, or a debt
Security of an international agency or a supranational agency. For purposes of this Code, the term “Fixed Income Security” shall not be interpreted to include a U.S. Government Security or any other Exempt Security (as defined above).

Fund

The term “Fund” means an investment company registered under the Investment
Company Act.

Futures Contract

The term “Futures Contract” includes (a) a futures contract and an option on a futures contract traded on a United States or foreign board of trade, such as the Chicago Board of Trade, the Chicago Mercantile Exchange, the London International Financial Futures Exchange or the
New York Mercantile Exchange (a “Publicly-Traded Futures Contract”), as well as (b) a forward contract, a swap, a cap, a collar, a floor and an over-the-counter option (other than an option on a foreign currency, an option on a basket of currencies, an option on a Security or an option on an index of Securities) (a “Privately-Traded Contract”). Consult with a Compliance Officer prior to entering into a transaction in case of any doubt. For purposes of this definition, a Publicly-
Traded Futures Contract is defined by its expiration month, i.e., a Publicly-Traded Futures
Contract on a U.S. Treasury Bond that expires in June is treated as a separate Publicly-Traded
Futures Contract from a Publicly-Traded Futures Contract on a U.S. Treasury Bond that expires

                                                                                 I-4

in July. For purposes of this Code, “Futures Contract” shall not include a “security future” as defined in Section 3(a)(55) of the Securities Exchange Act of 1934 (15 U.S.C. § 78c(a)(55)).

Immediate Family

The term “Immediate Family” means any of the following persons who reside in your household, depend on you for basic living support, or for whom you have investment discretion: your spouse, any child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-
law, including any adoptive relationships.

Initial Public Offering

The term “Initial Public Offering” means an offering of securities registered under the
Securities Act of 1933 (15 U.S.C. § 77a), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the
Securities Exchange Act of 1934 (15 U.S.C. § 78m or § 78o(d)).

Insider Trading Policy

The term “Insider Trading Policy” shall mean the AGI Insider Trading Policy and
Procedures attached as Appendix III to this Code.

Investment Company Act

The term “Investment Company Act” means the Investment Company Act of 1940, as amended.

Investment Transaction

The term “Investment Transaction” means any transaction in a Security or a Futures
Contract in which you have, or by reason of the transaction will acquire, a Beneficial Ownership interest, and includes, among other things, the writing of an option to purchase or sell a Security.

Money Market Fund

The term “Money Market Fund” means any taxable or tax-exempt money market Fund or any similar open-end Fund.

Mutual Fund

The term “Mutual Fund” means (1) a collective investment vehicle or pool that is an open-end management investment company as defined in Section 5(a)(1) of the Investment
Company Act and registered as an investment company under the Investment Company Act
(other than Money Market Funds that are “Exempt Securities,” as defined above), (2) a collective investment vehicle or pool that is organized or established outside of the United States that generally provides the right to purchase or redeem Securities issued by such fund on a daily basis, or (3) a collective investment vehicle or pool organized or established in the United States

                                                                                  I-5

that is either excluded from the definition of “investment company” under the Investment
Company Act, or relies on an applicable exemption from registration under the Investment
Company, and which generally provides the right to purchase or redeem Securities issued by such fund on a daily basis.

Mutual Fund Security

The term “Mutual Fund Security” means an equity Security issued by a Mutual Fund.

Personal Account

The term “Personal Account” means the following accounts that hold or are likely to hold a Security (as defined below) or a Futures Contract (as defined above) in which you have a
Beneficial Ownership interest: any account in your individual name; any joint or tenant-in-
common account in which you have an interest or are a participant; any account for which you act as trustee, executor, or custodian; any account over which you have investment discretion or otherwise can exercise control (other than non-related clients’ accounts over which you have investment discretion), including the accounts of entities controlled directly or indirectly by you;
and any other account in which you have a Beneficial Ownership interest (other than such accounts over which you have no investment discretion and cannot otherwise exercise control).

PIMCO

The acronym “PIMCO” shall mean Pacific Investment Management Company LLC.

PIMCO Closed End Fund

The term “PIMCO Closed End Fund” means any Closed End Fund for which PIMCO acts as investment advisor, including, but not necessarily limited to, PIMCO Commercial Mortgage
Securities Trust, Inc., and PIMCO Strategic Global Government Fund, Inc. A current list of
PIMCO Closed End Funds may be found on the Legal and Compliance page of the PIMCO intranet site.

Portfolio Employee

The term “Portfolio Employee” means: (1) a portfolio manager or any employee of
PIMCO (or of any company in a control relationship with PIMCO) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a Fund, or (2) any natural person who controls PIMCO and who obtains information concerning recommendations made to a Fund that is an Advisory Client regarding the purchase or sale of Securities by the Fund. For these purposes, “control” has the same meaning as in Section 2(a)(9) of the Investment Company Act (15 U.S.C. § 80a-2(a)(9)).

Private Placement

                                                                                I-6

The term “Private Placement” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) (15 U.S.C. § 77d(2) or
§ 77d(6)) or pursuant to SEC Rules 504, 505 or 506 (17 C.F.R. §§ 230.504, 230.505, or 230.506)
under the Securities Act of 1933.

Qualified Foreign Government

The term “Qualified Foreign Government” means a national government of a developed foreign country with outstanding Fixed Income Securities in excess of fifty billion dollars. A list of Qualified Foreign Governments will be prepared as of the last business day of each calendar quarter, will be available from the Chief Compliance Officer, and will be effective for the following calendar quarter.

Related Account

The term “Related Account” means any account, other than a Personal Account, that holds a Security or a Futures Contract in which you have a Beneficial Ownership interest.

Related Security

The term “Related Security” shall mean any option to purchase or sell, and any Security convertible into or exchangeable for, a Security that is or has been held by PIMCO on behalf of one of its Advisory Clients or any Security that is being or has been considered for purchase by
PIMCO on behalf of one of its Advisory Clients.

Relevant Debt Security

The term “Relevant Debt Security” shall mean corporate debt Securities, mortgage-
backed and other asset-backed Securities, taxable and tax-exempt state, local and municipal
Fixed Income Securities, structured notes and loan participations, foreign government debt
Securities issued by non-qualified foreign governments, or debt securities issued by an international agency or a supranational agency.

Reportable Fund

The term “Reportable Fund” shall mean any Fund for which PIMCO serves as an investment advisor (as defined in Section 2(a)(2) of the Investment Company Act) or any Fund
whose investment advisor or principal underwriter controls PIMCO, is controlled by PIMCO, or is under common control with PIMCO.

Security

As a general matter, the term “Security” shall mean any stock, note, bond, debenture or other evidence of indebtedness (including any loan participation or assignment), ETF, Closed
End Fund, limited partnership interest or investment contract other than an Exempt Security
(as defined above). The term “Security” includes a Mutual Fund Security or an option on a
Security, on an index of Securities, on a currency or on a basket of currencies, including such an

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option traded on the Chicago Board of Options Exchange or on the New York, American, Pacific
or Philadelphia Stock Exchanges, as well as such an option traded in the over-the-counter market. For purposes of this Code, the term “Security” shall include a “security future” as defined in Section 3(a)(55) of the Securities Exchange Act of 1934, but otherwise shall not include a Futures Contract or a physical commodity (such as foreign exchange or a precious metal).

As a technical matter, the term “Security” shall, except as otherwise provided above, have the meaning set forth in Section 2(a)(36) of the Investment Company Act (15 U.S.C. § 80a-
2(a)(36)), which defines a Security to mean:

Any note, stock, treasury stock, security future, bond debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-
trust certificate, preorganization certificate of subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security
(including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, warrant or right to subscribe to or purchase, any of the foregoing.

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